UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 14, 2021

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact Name of Registrant as Specified in its Charter)

Not Applicable	033-80655	06-1436334
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of Principal Executive Offices)	(Zip Code)

(860) 862-8000

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	Indicate by check None

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into Definitive Material Agreement.

On July 14, 2021, MGE Niagara Entertainment Inc. (“MGE Niagara”), an indirect wholly-owned subsidiary of the Mohegan Tribal Gaming Authority d/b/a Mohegan Gaming & Entertainment, entered into an amendment to the terms of its bank credit facilities pursuant to an Amended and Restated Credit Agreement with, among others, Bank of Montreal, as administrative agent, and the lenders party thereto (the “Amended Credit Agreement”). Among other things, the amendments contained in the Amended Credit Agreement provide for a revolving credit facility in the amount of up to 180,000,000 Canadian dollars (the “Revolving Facility”), a swingline facility in the amount of up to 20,000,000 Canadian dollars (the “Swingline Facility”) and a term loan facility in the amount of 90,000,000 Canadian dollars. The Amended Credit Agreement also reduced the Letter of Credit Sub-Limit under the Revolving Facility to 45,000,000 Canadian dollars from 100,000,000 Canadian dollars. Availability under the Revolving Facility and Swingline Facility will be determined based on Province of Ontario-approved gaming capacity levels as set forth in the Amended Credit Agreement.

In addition, the Applicable Margin (as defined in the Amended Credit Agreement) was adjusted to provide for an additional pricing level, commencing from the closing date of the Amended Credit Agreement until the end of the Initial Retesting Quarter (as defined in the Amended Credit Agreement), which Initial Retesting Quarter commences with the first full fiscal quarter where gaming capacity is equal to or greater than 50% for the entirety of such fiscal quarter, or during any voluntary or involuntary closing period, as follows:

Bankers’ Acceptances/Letters of Credit/LIBOR Loans/CDOR Loans	Prime Rate Loans/USBR Loans	Undrawn Commitment Fee

500 bps	350 bps	125 bps

The Amended Credit Agreement also amended the financial maintenance covenants applicable to MGE Niagara as follows:

•

During any Closure Period (as defined in the Amended Credit Agreement), (i) minimum weekly liquidity in the amount of 12,500,000 Canadian dollars and (ii) minimum monthly net cash subsidy receipts from the Ontario Lottery and Gaming Commission in the amount of 3,750,000 Canadian dollars;

•

After a reopening of the casino facilities, minimum liquidity in the amount of 15,000,000 Canadian dollars, tested weekly until such time as the casino facilities have been open for 12 consecutive months, and then monthly for an additional 6 months thereafter;

•

Commencing with the first full month after the 50% Gaming Capacity Start Date (as defined in the Amended Credit Agreement), until a trailing 12-month test is achieved (annualized as provided under the terms of the Amended Credit Agreement), minimum monthly Fixed Charge Coverage Ratio (as defined in the Amended Credit Agreement) of not less than 1.10:1.00 (once testing of 4 consecutive fiscal quarters is achieved without any closure of the facilities, such covenant to be tested quarterly); and

•

Commencing with the Initial Retesting Quarter, maximum Total Leverage Ratio (as defined in the Amended Credit Agreement) tested quarterly and determined on a consolidated trailing 12-month basis (annualized as provided under the terms of the Amended Credit Agreement) initially set at 5.00:1.00, then stepping down to 4.50:1.00 commencing with the fiscal quarter ending March 31, 2023 and 4.00:1.00 commencing with the fiscal quarter ending March 31, 2024.

Finally, the Amended Credit Agreement restricts Permitted Management and Consulting Fees and other Distributions (as defined in the Amended Credit Agreement) to those permitted by lender consent until (i) the completion of four consecutive fiscal quarters demonstrating compliance with the maximum Total Leverage Ratio (as defined in the Amended Credit Agreement) and (ii) a Total Leverage Ratio (as defined in the Amended Credit Agreement) of less than 3.00:1.00 for the two most recent consecutive fiscal quarters.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Amended Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished as part of this report:

No.	Exhibit

10.1	Amended and Restated Credit Agreement, dated as of July 14, 2021, among MGE Niagara Entertainment Inc., the lenders named therein, Bank of Montreal, as administrative agent, and the other parties thereto.*

104	Cover Page Interactive Data File (formatted as Inline XBRL).

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: July 20, 2021	By:	/s/ Ralph James Gessner Jr.
Ralph James Gessner Jr.
Chairman, Management Board